Exhibit 99.1

             International Steel Group Reports Strong Third-Quarter
                             and Nine Months Results

     * Third-quarter net income rises to $ 256.4 million or $2.51 per diluted share

     * Net income improves 172% over second quarter 2004 as average sales per ton shipped continues to improve on strong market conditions

     * ISG separately announces merger agreement with Ispat International N.V. to form world's largest steel company, Mittal Steel.

    RICHFIELD, Ohio, Oct. 25 /PRNewswire-FirstCall/ --

     Results Summary
     (dollars in millions, except per share and ton data)

                               Second                        Nine Months Ended
                              Quarter       Third Quarter         September
                                 2004      2004      2003      2004      2003

    Shipments (000 tons)        3,814     4,039     2,916    11,715     6,905
    Net sales                $2,083.8  $2,608.3  $1,184.9  $6,462.4  $2,651.7
    Average net sales per
     ton shipped                 $546      $646      $406      $552      $384
    Operating income (loss)     129.5     340.4     (15.6)    556.4     (49.7)
    Operating income (loss)
     per ton shipped               34        84        (5)       47        (7)
    Net income (loss)            94.1     256.4     (18.6)    421.4     (48.4)
    Diluted EPS                 $0.92     $2.51    $(0.24)    $4.15    $(0.67)
    Average diluted shares
     outstanding (000)        102,266   102,217    69,687   101,761    69,671

    International Steel Group Inc. (NYSE: ISG) today reported third quarter 2004 net income of $256.4 million, or $2.51 per diluted share, and net income of $421.4 million, or $4.15 per diluted share, for the nine months ended September 30, 2004. Separately, this morning, ISG announced it has entered into a merger agreement with Ispat International N.V., a transaction that will create the largest steel company in the world. ISG's and [Mittal Steel's] joint conference call on this transaction, the dial in and web cast details are listed at the end of the news release, to be held at 9:00 AM Eastern time today, Monday, October 25, 2004.
    Comparisons to 2003 are not meaningful because the acquisition of Bethlehem Steel Corporation's assets in May 2003 more than doubled the size of ISG and significantly improved its product and customer mix.
    Third quarter 2004 net income of $256.4 million was 172% higher than the $94.1 million in the second quarter 2004. Net sales were $2,608.3 million in the third quarter, an increase of $524.5 million, or 25%, from the second quarter 2004. Shipments increased to 4,039,000 tons in the third quarter from 3,814,000 tons shipped in the second quarter as a result of our recent acquisitions. The average sales per ton shipped increased to $646 in the third quarter 2004 from $546 in the second quarter.
    Operating income improved by about 163% from $129.5 million, $34 per ton shipped, in the second quarter 2004 to $340.4 million, $84 per ton shipped, in the third quarter 2004.

    The tables below show shipments by product and certain other data for the periods shown.

                                        Actual
                    Second                                   Nine Months Ended
                   Quarter            Third Quarter             September
                      2004         2004         2003         2004       2003
    Shipments
     Hot Rolled         41%          42%          41%         42%         48%
     Cold Rolled        19           18           18          19          19
     Coated             22           21           22          21          19
     Plate              10            9           11          10           8
     Tin Plate           5            6            4           5           3
     Rail and other      3            4            4           3           3
                       100%         100%         100%        100%        100%

    Net sales
     (dollars in
     millions)   $ 2,083.8     $2,608.3    $ 1,184.9   $ 6,462.4   $ 2,651.7
    Average net
     sales per
     ton shipped      $546        $ 646         $406        $552        $384
    Shipments
     (tons in
     thousands)      3,814        4,039        2,916      11,715       6,905
    Raw steel
     production
     (tons in
     thousands)      4,333        4,718        3,189      13,099       7,131
    Net income (loss)
     (dollars in
     millions)       $94.1       $256.4       $(18.6)     $421.4      $(48.4)
    Diluted income
     (loss) per
     common share    $0.92        $2.51       $(0.24)      $4.15      $(0.67)


                                      Pro forma*
                    Second                                   Nine Months Ended
                   Quarter            Third Quarter             September
                      2004         2004         2003         2004       2003

    Shipments
     Hot Rolled         43%          42%          40%          42%        41%
     Cold Rolled        18           18           16           18         17
     Coated             21           21           22           21         21
     Plate               9            9            9            9          8
     Tin Plate           6            6           10            7          9
     Rail and other      3            4            3            3          4
                       100%         100%         100%         100%       100%

    Net sales
     (dollars in
     millions)    $2,243.9     $2,608.3    $ 1,456.2    $ 6,919.1   $4,664.7
    Average net
     sales per
     ton shipped     $ 551        $ 646         $411         $551      $ 413


    Shipments
     (tons in
     thousands)      4,071        4,039        3,542       12,568     11,283
    Raw steel
     production
     (tons in
     thousands)      4,557        4,718        3,861       13,809     12,023
    Net income
     (loss)
     (dollars in
     millions)      $119.4       $256.4        $(9.5)      $436.3      $44.9
    Diluted income
     (loss) per
     common share    $1.17        $2.51       $(0.09)       $4.29      $0.46

     * Pro forma information reflects the acquisitions of the Bethlehem and Weirton assets as if they had occurred on January 1, 2003.

    Cost of Sales
    Cost of sales for the third quarter improved to 83% of sales compared to 89% in the second quarter. Variable compensation, including profit sharing for all employees, production bonuses and contributions to the United Steelworkers of America (USWA) VEBA trust based on profits, totaled about
$42 per ton shipped in the third quarter compared to about $15 per ton shipped in the second quarter. Raw material costs for iron ore, scrap and alloys were also higher in the third quarter while coke costs declined. Our LIFO provision was $24 million for the third quarter principally as total costs for all items in our single pool increased slightly. Costs per ton also increased during the third quarter due to a higher cost product mix as a result of the Weirton acquisition and the start up of the Georgetown operation. Weirton was acquired in May 2004 while Georgetown was acquired in June 2004.

    Estimated Effective Tax Rate
    Because we have previously recorded a full valuation allowance for our net deferred tax asset, our provision for income taxes will typically reflect the amounts that we expect to pay or recover for the year until we reduce the valuation allowance. Our strong results in the third quarter and expected performance in the fourth quarter caused the effective tax rate for the third quarter 2004 to approximate 21.5% in order to bring the nine months ended September 30, 2004 effective tax rate to the 17% estimated full year rate compared to the 9% rate in the first half of 2004.

    Liquidity and Cash Flow from Operations
    We define liquidity as our cash position and remaining availability under our revolving credit facility. At September 30, 2004, we had liquidity of $828.4 million consisting of cash of $603.7 million and available borrowing capacity of $224.7 million under our revolving credit facility. As of December 31, 2003, we had liquidity of $432.7 million.
    Cash provided by operating activities for the third quarter 2004 was $358.8 and nine months ended 2004 was $568.7 million.

    Capital Expenditures
    We made capital expenditures and other investments of $150.7 million during 2004 and anticipate making total capital expenditures for the year 2004 of about $250 to $275 million as we improve the caster at Burns Harbor during the fourth quarter 2004. Proceeds from asset sales were $16.1 million in the nine months ended September 2004 and we expect an additional $11 million in the fourth quarter of 2004.

    Outlook for the Fourth Quarter 2004
    During the fourth quarter, at Burns Harbor, we plan a fourteen-day blast furnace and a 45-day caster outage to improve quality and productivity. At Weirton, there is a planned nine-day blast furnace/caster outage as well as a fifteen-day maintenance outage at the hot strip mill. We expect, however, shipments and prices to remain about the same in the fourth quarter as in the third quarter.

    Conference Call
     A webcast presentation will be accessible live at 9:00 AM Eastern Time/2:00 PM London Time. You may access the live presentation at http://www.mittalco.com or http://www.intlsteel.com. The conference call can be accessed by dialing (800) 599-9829 in the United States, or +011 (617) 847-8703 internationally. Please ask to be connected to the Ispat/LNM/ISG conference call.

    A replay of the webcast and the conference call will be available from 12:00 PM Eastern Time/5:00 PM London Time on October 25, 2004 through Noon Eastern Time/5:00 PM London Time on November 8, 2004. You may access the
webcast replay at http://www.mittalco.com or http://www.intlsteel.com.   A
replay of the conference can be accessed by dialing (888) 286-8010 in the U.S. and + 011 (617) 801-6888 from other countries. The replay passcode is 42562223.
    If you have any questions regarding the webcast or conference call, please contact Paula Chirhart of The Abernathy MacGregor Group at 212-371-5999.
    Because of the above scheduled conference call, ISG is canceling its conference call that had been scheduled for 11:00 AM Eastern time Wednesday, October 27, 2004.

    About International Steel Group Inc.
    International Steel Group Inc. is one of the largest steel producers in North America. It produces a variety of steel products including hot-rolled, cold-rolled and coated sheets, tin mill products, carbon and alloy plates, wire rod and rail products and semi-finished shapes to serve the automotive, construction, pipe and tube, appliance, container and machinery markets. For additional information on ISG, visit http://www.intlsteel.com.

    Forward-Looking Statements
    Statements in this release that are not historical facts, including statements accompanied by words such as "will," "believe," "expect," "estimate," or similar terms, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. These statements contain time-sensitive information that reflects management's best analysis only as of the date of this release. ISG does not undertake any ongoing obligation, other than that imposed by law, to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Factors that may cause actual results and performance to differ materially from those in the forward-looking statements include, but are not limited to, negative overall economic conditions or conditions in the markets served; competition within the steel industry; changes in U.S. or foreign trade policy affecting steel imports or exports; changes in foreign currencies affecting the strength of the U.S. dollar; actions by domestic and foreign competitors; the inability to achieve the Company's anticipated growth objectives; changes in availability or cost of raw materials, energy or other supplies; labor issues affecting the Company's workforce or the steel industry generally; and the inability to implement the Company's operating culture and philosophy at acquired facilities. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in ISG's filings with the Securities and Exchange Commission.

     International Steel Group Inc.
     Consolidated Statements of Operations (unaudited)
     (dollars in millions, except per share and per ton data)


                               Second                       Nine Months Ended
                              Quarter      Third Quarter        September
                                 2004      2004      2003      2004      2003

    Net sales                $2,083.8  $2,608.3  $1,184.9  $6,462.4  $2,651.7
    Costs and expenses:
       Cost of sales          1,862.4   2,171.0   1,125.3   5,633.2   2,559.2
       Marketing,
        administrative and
        other expenses           59.4      59.9      52.9     174.5      96.7
       Depreciation and
        amortization             32.5      37.0      22.3      98.3      45.5
    Total costs and expenses  1,954.3   2,267.9   1,200.5   5,906.0   2,701.4

    Operating income (loss)     129.5     340.4     (15.6)    556.4     (49.7)
    Interest and other financing
     expense, net                24.5      13.2      15.2      48.1      30.7
    Income before taxes on
     income                     105.0     327.2     (30.8)    508.3     (80.4)
    Provision (benefit) for
     income taxes                10.9      70.8     (12.2)     86.9     (32.0)
    Net income (loss)           $94.1    $256.4    $(18.6)   $421.4    $(48.4)

    Income (loss) per share
       Basic                    $0.96     $2.59    $(0.24)    $4.29    $(0.67)
       Diluted                  $0.92     $2.51    $(0.24)    $4.15    $(0.67)

    Other information:
       Shipments (tons in
        thousands)              3,814     4,039     2,916    11,715     6,905
       Raw steel production
        (tons in thousands)     4,333     4,718     3,189    13,099     7,131
       Operating income
        (loss) per ton shipped    $34       $84       $(5)      $47       $(7)
       Average sales per ton
        shipped                  $546      $646      $406      $552      $384


     International Steel Group Inc.
     Consolidated Balance Sheets
     (dollars in millions)

                                               September 30,      December 31,
                 Assets                                2004              2003

    Current assets:                              (unaudited)
       Cash and cash equivalents                     $603.7            $193.6
       Receivables                                    913.5             553.9
       Inventories                                  1,126.2             866.8
       Assets held for sale                            48.3              68.6
       Prepaid and other current assets                75.5              24.5
          Total current assets                      2,767.2           1,707.4

    Property, plant and equipment, at cost          1,206.5             948.3
    Less: accumulated depreciation and amortization  (184.0)            (86.4)
       Property, plant and equipment, net           1,022.5             861.9
    Investments in joint ventures                      35.1              27.0
    Other assets                                       96.3              38.7
          Total assets                             $3,921.1          $2,635.0

              Liabilities and Stockholders' Equity
     Current liabilities:
       Current portion of debt and capital leases     $55.5             $46.8
       Accounts payable                               712.0             427.9
       Accrued compensation and benefits              337.4             212.9
       Other current liabilities                      299.0             143.9
          Total current liabilities                 1,403.9             831.5

    Long term liabilities:
       Debt                                           637.6             362.8
       Capital leases                                 174.8             212.7
       Accrued environmental                          174.7             161.2
       Pensions and other retiree benefits            120.9             101.0
       Other obligations                               11.7              16.6
          Total liabilities                         2,523.6           1,685.8

    Stockholders' equity:
       Preferred stock                                   --                --
       Common stock                                     1.0               1.0
       Additional paid-in-capital                   1,014.3             972.2
       Retained earnings (deficit)                    392.4             (29.0)
       Accumulated other comprehensive income           9.4               5.0
       Treasury stock, at cost                        (19.6)               --
          Total stockholders' equity                1,397.5             949.2
          Total liabilities and stockholders'
           equity                                  $3,921.1          $2,635.0


     International Steel Group Inc.
     Consolidated Statements of Cash Flows (unaudited)
     (dollars in millions)

                                                   Nine months ended September
                                                       2004              2003

    Cash flows from operating activities:
       Net income (loss)                             $421.4            $(48.4)
       Adjustments for items not affecting
        cash from operating activities
          Depreciation and amortization                98.3              45.5
          Deferred income taxes                       (36.6)               --
          Other                                        10.5              55.3
       Changes in working capital and
        other items:
          Receivables                                (271.7)             (8.5)
          Inventories                                (173.1)            136.7
          Prepaids and other current assets           (32.0)            (21.1)
          Accounts payable                            243.8              19.2
          Income taxes                                164.3             (32.0)
          Accrued compensation and benefits           103.4              39.6
          Other                                        40.4              38.2
             Net cash provided by  operating
              activities                              568.7             224.5

    Cash flows from investing activities:
       Capital expenditures and investments          (150.7)            (59.0)
       Acquisitions, net of cash received            (222.1)           (850.9)
       Proceeds from asset sales                       16.1              23.1
             Net cash used in investing activities   (356.7)           (886.8)

    Cash flows from financing activities:
       Borrowings under revolving credit facility        --             881.6
       Payments under revolving credit facility          --            (937.3)
       Proceeds from debt                             594.6             710.0
       Payments on debt                              (347.8)            (88.6)
       Payments on capital leases                     (27.0)             (2.9)
       Issuance of common stock, net                    9.6             156.9
       Purchase of treasury stock                     (19.6)               --
       Deferred financing fees                        (11.7)            (18.9)
             Net cash provided by financing
              activities                              198.1             700.8
             Increase in cash and cash equivalents    410.1              38.5
    Cash and cash equivalents - beginning of period   193.6               9.8
    Cash and cash equivalents - end of period        $603.7             $48.3

    Other information:
       Interest paid                                  $16.9             $13.0
       Interest capitalized                             0.6               0.4
       Income taxes (received) paid                   (40.7)             29.3
       Capital lease obligation incurred                3.9                --

SOURCE  International Steel Group Inc.
    -0-                             10/25/2004
    /CONTACT: Blaise Derrico, Manager, Investor Relations of International Steel Group Inc., +1-330-659-9100/
    /Web site:  http://www.intlsteel.com /
    (ISG)

CO:  International Steel Group Inc.; Ispat International N.V.; Mittal Steel
ST:  Ohio
IN:  MNG
SU:  ERN CCA TNM